UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             October 11, 2011

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

ScanSource, Inc. (the “Company”), together with certain subsidiaries (collectively, the “Borrowers”), entered into a five-year, $300.0 million multicurrency senior secured revolving credit facility pursuant to the terms of an Amended and Restated Credit Agreement (the “New Credit Agreement”), dated October 11, 2011, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein (collectively, the “Lenders”). The New Credit Agreement, which refinances, amends, and restates the terms of the Company’s existing $250.0 million multicurrency revolving credit facility dated September 28, 2007, with JPMorgan Chase Bank, N.A., as administrative agent, and the lender parties thereto, will be used for general corporate purposes in the ordinary course of business. The following description is a summary of the material terms and conditions of the New Credit Agreement.

The $300.0 million revolving credit facility will be available in U.S. dollars, as well as a number of foreign currencies. Of the $300.0 million revolving credit commitment provided by the Lenders, $50.0 million will be available for the issuance of letters of credit, subject to a sublimit of $25.0 million for the issuance of letters of credit in foreign currencies. In addition, $50.0 million of the $300.0 million revolving credit commitment may be used for swingline loans, also subject to a sublimit of $25.0 million for swingline loans in foreign currencies. The Company will have the right to seek an increase in the aggregate revolving credit commitment in an aggregate amount up to $150 million (resulting in a maximum aggregate revolving credit facility of $450.0 million) without the consent of any Lenders other than those participating in the increase, subject to the terms and conditions of the New Credit Agreement, provided that the aggregate increase in the credit commitment may not exceed $150.0 million. No Lender shall be required to increase its revolving credit commitment.

At the Company’s option, loans denominated in U.S. dollars under the New Credit Agreement, other than swingline loans, shall bear interest at a rate per annum equal to (i) the adjusted LIBO rate plus an additional margin ranging from 1.00% to 2.25%, depending upon the Company’s ratio of total debt to EBITDA measured as of the end of the most recent year or quarter, as applicable, for which financial statements have been delivered to the Lenders (the “Leverage Ratio”); or (ii) the alternate base rate plus an additional margin ranging from 0% to 1.25%, depending upon the Company’s Leverage Ratio, plus, if applicable, certain mandatory costs. In the case of loans denominated in foreign currencies, other than swingline loans, such loans shall bear interest at a rate per annum equal to the adjusted LIBO rate plus an additional margin ranging from 1.00% to 2.25%, depending upon the Company’s Leverage Ratio, plus, if applicable, certain mandatory costs. All swingline loans shall bear interest based upon the adjusted LIBO rate for a one-month interest period, floating daily, plus an additional rate ranging from 1.00% to 2.25%, depending upon the Company’s Leverage Ratio, or such other rate as the Company and the applicable swingline lender may agree. The New Credit Agreement contains customary yield protection provisions.

In addition, the Company must pay a commitment fee calculated at a per annum rate ranging from 0.175% to 0.40%, depending upon the Company’s Leverage Ratio, on the aggregate unutilized portion of the revolving credit facility each day. The Company is obligated to pay a participation fee to each Lender on all of such Lender’s outstanding letter of credit exposure at a per annum rate ranging from 1.00% to 2.25%, depending upon the Company’s Leverage Ratio, on the face amount of each letter of credit. Additionally, the Company is required to pay the bank issuing each letter of credit a fronting fee at a rate agreed to with such bank based on the average daily amount of the outstanding letter of credit exposure.

All obligations of the Borrowers under or in connection with the revolving credit facility are, or will be, unconditionally guaranteed by the Company, by certain domestic subsidiaries of the Company,

and by certain subsequently acquired or organized domestic subsidiaries of the Company (each, a “Guarantor”). In addition, such obligations are secured by substantially all of the domestic assets of the Company and each Guarantor, including but not limited to (i) a first priority pledge of the capital stock or other equity interests of each direct domestic subsidiary of the Company and each such Guarantor and 65% of the capital stock or other equity interests of certain foreign subsidiaries of the Company and each such Guarantor, and (ii) a first priority security interest in substantially all domestic tangible and intangible assets of the Company and each other Guarantor.

The New Credit Agreement includes customary representations, warranties, and affirmative and negative covenants (including, among others, restrictions on the payment of cash dividends). It also contains financial covenants tied to the Company’s Leverage Ratio and fixed charge coverage ratio. Events of default under the New Credit Agreement include, but are not limited to, nonpayment of principal when due; nonpayment of interest, fees and other amounts after a five day grace period; material inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-default events; certain ERISA events; material judgments; the invalidity of guarantees or security; and a change of control. In the event of a default, customary remedies are available to the Lenders, including acceleration and increased interest rates.

A copy of the Company’s press release dated October 12, 2011, announcing the New Credit Agreement, is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

99.1	Press release issued by ScanSource, Inc. on October 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: October 11, 2011	By: /s/ Michael L. Baur

Name:	Michael L. Baur
Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by ScanSource, Inc. on October 12, 2011.

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